Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.                                                                                       Press Release

For Immediate Release

OVERSEAS SHIPHOLDING GROUP REPORTS SECOND QUARTER 2008 RESULTS
-- Record Second Quarter TCE Revenues Reported --

Highlights

--	TCE revenues increased more than 40% to $386.1 million from $274.2 million quarter-over-quarter
--	Net income increased 10% to $86.9 million from $79.0 million quarter-over-quarter
--	Diluted EPS was $2.81 per share, up 23% from $2.28 quarter-over-quarter
--	Diluted EPS was $2.81 per share, up 23% from $2.28 quarter-over-quarter
--

Diluted EPS in the current quarter included a $0.76 per share gain on sale of vessels, a $0.20 per share expense related to a bond redemption in the period and a $0.92 per share expense related to unrealized losses on freight derivative positions

--	Annual dividend raised 40% to $1.75 per share
--	New $250 million stock repurchase program authorized by Board; 23.8% stock repurchased since June 2006
--	Two newbuild VLCCs purchased

New York – July 29, 2008 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the second quarter of fiscal 2008.

For the quarter ended June 30, 2008, TCE revenues1 were $386.1 million a $111.9 million, or 41% increase from $274.2 million for the same period of 2007. The growth in TCE revenues was driven by significant counter seasonal spot charter rate increases for the Company’s VLCCs and Aframaxes, sectors which accounted for more than $73.1 million of the quarter-over-quarter increase in TCE revenues. Spot charter rates for VLCCs increased by 82% to $98,747 per day, with rates for Aframaxes increasing by 75% to $55,543 per day. In addition, revenue days in the International Crude Oil and Product Carrier segments each increased quarter-over-quarter by approximately 450 days. EBITDA1 for the quarter increased 1% to $150.7 million from $148.5 million in the comparable period of 2007. Net income for the period increased 10% to $86.9 million, and diluted EPS increased 23% to $2.81 per share compared with $79.0 million or $2.28 per share for the same period a year ago. Net income in the second quarter of 2008 benefited from a gain on vessel sales of $23.7 million or $0.76 per diluted share, which was offset by unrealized losses on freight derivative positions of $29.0 million or $0.92 per diluted share, and a charge of $9.4 million or $0.20 per share related to the premium paid and the write-off of deferred financing charges in connection with the May 15, 2008 redemption of the Company’s 8.25% Senior Notes due March 2013. Net income in the second quarter of 2007 reflected a gain on vessel sales of $5.6 million or $0.16 per diluted share. The second quarter of 2007 also benefited from the sale of the remaining 8.7 million shares of DHT Maritime, Inc., formerly Double Hull Tankers, Inc. (NYSE: DHT), in which OSG held a minority interest, which resulted in a gain of approximately $26.3 million or $0.49 per diluted share. Period-over-period diluted EPS also benefited from the Company’s repurchase of 7.7% of total shares outstanding since June 30, 2007.

Morten Arntzen, President and CEO of OSG commented, “The crude oil tanker market saw unprecedented levels of strength in the first half of 2008, primarily due to OPEC production increases. This resulted in a significant pick-up in long haul movements at the same time as single hull discrimination increased, creating a strong freight rate environment. On the product tanker side, rates were lifted by a surge in diesel movements worldwide." Arntzen continued, “Market conditions continue to create a very strong outlook for our crude tankers and the prospects for our other two main businesses

1See Appendix 1 for a reconciliation of TCE revenues to shipping revenues and Appendix 2 for a reconciliation of EBITDA to net income.

are equally compelling. Our investments in the U.S. Flag segment and its 14-vessel newbuild program will nearly double the unit's revenues in three years. In the next 12 months our International Flag Product Carrier business will transform as 13 bareboat chartered-in, non-double hull ships are replaced with modern double hull ships having much greater earnings capacity and the LR1 fleet expands. Our world-class technical and commercial platform, fleet portfolio and ample opportunities to further scale our business gives me and the OSG management team a lot to be excited about."

For the first six months ended June 30, 2008, the Company reported a 43% increase in TCE revenues to $761.9 million from $533.4 million in the comparable period of 2007. EBITDA for the first six months of 2008 increased 12% to $329.1 million from $294.6 million in the first six months of 2007. Net income increased 22% to $199.4 million for the first six months of 2008 compared with $163.6 million in the first half of 2007. Diluted earnings per share increased 45% to $6.42 from $4.44 in the first half of 2008 compared with the same period a year ago. The first six months of 2008 benefited from a gain on vessel sales of $23.7 million or $0.75 per diluted share, offset by unrealized losses on freight derivative positions of $29.5 million or $0.93 per diluted share, and the charge of $9.4 million related to the bond redemption previously referenced. The first six months of 2007 benefited from gains on sales of securities of $41.3 million or $0.73 per diluted share, and a gain on vessel sales of $5.6 million, or $0.15 per diluted share.

TCE revenues in the second quarter of 2008 for the International Crude Oil segment were $255.0 million, an increase of $94.7 million, or 59% from $160.3 million in the same period of 2007. The increase was principally due to the significant increases in average rates earned by VLCCs and Aframaxes. In addition, the Company’s expansion into Suezmaxes late in 2007 added more than $11.1 million to the segment’s TCE revenues in the second quarter. TCE revenues for the International Product Carrier segment were $71.6 million, up $12.4 million or 21% from $59.2 million in the year earlier period. The growth was principally attributable to an increase in revenue days, reflecting in part the addition of two LR1s in the third quarter of 2007. TCE revenues from the U.S. segment were $51.7 million, up $2.9 million or 6%, from $48.8 million in the same quarter a year earlier. This reflects the delivery of the three Handysize Product Carriers, offset by the sale of two dry bulk carriers and the reflagging of one car carrier under the Marshall Islands flag in 2007. The balance of TCE revenues were derived from the Company’s two International Flag dry bulk carriers and, in 2008, the one reflagged car carrier.

OSG operates most of its crude oil tankers in commercial pooling arrangements (Pools). The Pools' cargo commitments make them attractive, but such commitments limit the Pools’ ability to support any significant portfolio of time charters. Accordingly, OSG enters into forward freight agreements (FFA) and bunker swaps to create synthetic time charters. The results of derivative positions that qualify for hedge accounting treatment and are effective are reflected in TCE revenues in the periods to which such hedges relate. Including such positions, the Company achieved TCE rates for VLCCs of $73,832 per day for 609 days for the second quarter of 2008. The June 30, 2008 mark-to-market for derivative positions through 2010 that qualify for hedge accounting treatment are recorded in accumulated other comprehensive income (stockholders' equity). The actual results of these hedge positions will be reflected in the Company's earnings in the periods to which the positions relate, essentially creating fixed charter revenues.2 The results of derivative positions that do not qualify for hedge accounting treatment are reflected in other income/(expense) and resulted in an expense of $42.4 million in the quarter ended June 30, 2008, including mark-to-market unrealized losses at June 30, 2008 of $30.4 million.

2See Appendix 4 and 5 for fixed rates of synthetic time charters.

Income from vessel operations was $146.8 million in the second quarter of 2008, a 118% increase from $67.3 million in the same period a year earlier. During the period, total operating expenses increased 21%, or $48.7 million, to $281.4 million from $232.7 million in the corresponding quarter in 2007. Voyage expenses increased by $16.3 million, principally as a result of higher fuel expenses. Vessel expenses increased $8.9 million quarter-over-quarter primarily due to higher crew costs associated with the Company’s continuing efforts to attract and retain high quality crews. Charter-hire expense increased 52% to $103.4 million from $67.9 million in the second quarter of 2007 principally due to 11 additional ships chartered-in in the second quarter 2008 compared with the same period a year ago. In addition, profit share, a component of charter-hire expense, increased $9.8 million period-over-period due to significantly higher TCE rates than the comparable quarter in 2007. Depreciation and amortization expense of $47.3 million in the second quarter of 2008 reflects the impact of an increase in estimated salvage value of the Company’s owned fleet effective January 1, 2008. This change in estimate reduces depreciation by approximately $2.7 million per quarter commencing in the first quarter of 2008. As previously indicated, the quarter-over-quarter increase in gains on vessel sales positively impacted the change in income from vessel operations.

FINANCIAL HIGHLIGHTS

$200 Million Share Repurchase Program Complete and New Program Announced. During the second quarter the Company completed its 2007 share repurchase program and repurchased 280,000 shares at an average price per share of $77.48. On June 9, 2008 the Board of Directors authorized a new share purchase program of $250 million and during the quarter repurchased 150,000 shares at an average price of $77.40. Since the initial announcement of its share repurchase program on June 9, 2006, the Company has repurchased 9.4 million shares at an average price of $66.42 per share, or 23.8% of total shares outstanding, at a total cost of $625 million.

Dividend Increased. On June 9, 2008, OSG increased its regular quarterly dividend by 40% to $0.4375 per share from $0.3125 per share on its outstanding common stock. The August dividend of $0.4375 per share will be payable on August 27, 2008 to stockholders of record on August 6, 2008. The increase results in an indicated annual rate of $1.75 per share.

Bond Redemption. On April 7, 2008, OSG announced the redemption of all $176,115,000 principal outstanding of its 8.25% Senior Notes due 2013. The redemption price was 104.125% of the principal amount of the Notes together with accrued and unpaid interest as of the redemption date, which was May 15, 2008. This redemption will reduce the Company’s interest expense by approximately $7.0 million per annum through March 2013.

Cash Repatriated. During the quarter, OSG repatriated approximately $545 million in cash from its foreign subsidiaries, principally to repay a portion of its outstanding long-term revolving credit debt.

Future Locked-in Revenue. Future revenues associated with noncancelable term charters as of June 30, 2008 totaled $1.6 billion including time charters entered into by the Aframax International pool and fixed rate contracts of affreightment from the U.S. Flag lightering operation. Additionally, future revenues from term contracts of the Gas segment and the FSO project total approximately $1.8 billion and will be recognized in equity in income from affiliated companies.

Recent Activities and Quarterly Events

Crude Oil Tankers
Vessel Deliveries
On April 23, 2008, OSG time chartered in the Mare Salernum, a 111,000 dwt Aframax tanker for two years through 2010. OSG has a 40% interest in the vessel, which began trading in the Aframax International commercial pool upon delivery.

On May 7, 2008 and June 16, 2008, the Peak and the Wind, two 116,000 dwt Aframax tankers, delivered to OSG, respectively. OSG has a 50% interest in both vessels, which have been time chartered in through May and June 2011. The vessels joined the Aframax International commercial pool upon delivery, bringing the pool’s aggregate vessel count to 46.

Vessel Sales and Purchases
On May 15, 2008, the Company sold the Pacific Ruby, a 1994-built Aframax tanker. The Company recognized a gain of approximately $13.0 million at the time of sale.
In May 2008, a joint venture arrangement that was constructing two VLCC newbuilds was terminated. In connection therewith, one of the two joint venture subsidiaries, which was constructing the (TBN) Overseas Everest, a 297,000 dwt tanker, was distributed to the Company. The vessel, scheduled to deliver in the first quarter of 2010, is now 100% owned by OSG.

On July 17, 2008, OSG entered into an agreement to purchase two 298,000 dwt VLCC tankers to be built at Dalian Shipbuilding Industry Co, Ltd. The vessels, scheduled for delivery in June and October of 2011, will join the Tankers International pool upon delivery.

Commercial Pools
On June 2, 2008, OSG announced the formation of Suezmax International, a commercial pool initially consisting of four Suezmax tankers, with Seaarland Shipping Management B.V., a privately held shipping company based in Amsterdam, the Netherlands. In addition, seven newbuild Suezmax tankers are expected to join the pool upon their expected delivery dates. Four 156,000 dwt sister ships under construction at Jiangsu Rongsheng Heavy Industries Group in Nantong, China are expected to deliver commencing in 2009, two chartered in by OSG and two by Seaarland. Seaarland has also ordered three 165,000 dwt sister ships at Hyundai Heavy Industries, South Korea, that are expected to deliver in the second, third and fourth quarters of 2011. The formation of Suezmax International follows OSG’s successful strategy of building scale in key trading areas to provide superior, reliable service to its customers. Seaarland has been a long-term member in another commercial pool OSG participates in, Aframax International.

As a result of strong market conditions, in the last two months Aframax International has time chartered in seven modern Aframax tankers for one year each. The pool, which OSG commercially manages and has a 43% interest in, continues to focus on growing its fleet, expanding its cargo systems and strengthening its trading position in the Atlantic Basin. The Aframax International pool is expected to reach 50 vessels by the end of 2008.

Product Carriers
Vessel Deliveries
On June 17, 2008, OSG took delivery of the Overseas Sifnos, a 50,000 dwt Handysize product carrier, under a 10-year bareboat charter-in arrangement. OSG has a 100% interest in the vessel. On May 2, 2008 and June 5, 2008, OSG took delivery of the Atlantic Aquarius and Atlantic Leo, respectively, two 47,000 dwt Handysize product carriers, each under a seven-year time charter-in arrangement. OSG has a 100% interest in both vessels and has renewal options exercisable at the end of each vessel’s charter.

Vessel Sale and Redelivery
On April 17, 2008, the Company sold the Overseas Aquamar, a 1998-built Handysize product carrier. The Company recognized a gain of approximately $9.9 million at the time of sale.

On July 16, 2008, the Overseas Uranus, a 1988-built bareboat chartered-in Handysize Product Carrier was redelivered.

U.S. Fleet
Vessel Deliveries
On April 11, 2008, OSG America took delivery of the Overseas New York, a 46,817 dwt U.S. Flag Jones Act Product Carrier. The vessel is on a seven-year bareboat charter-in arrangement and the Company has extension options for the life of the vessel. The vessel has been chartered out to Shell for three years and began trading on April 21, 2008.

On April 24, 2008, OSG America took delivery of the OSG 243, an ATB that has been converted from single hull to double hull.

Fleet Activity
On June 25, 2008, OSG America L.P. a master limited partnership in which the Company owns a 75.5% interest, purchased the Overseas Philadelphia and New Orleans, which were previously bareboat-chartered in and classified as capital leases.

Vessel Sale
On May 21, 2008, the Company sold the M215, its last remaining single hull ATB. A gain of $745 thousand was recognized upon the sale of the vessel.

Fleet Metrics and Corporate Statistics
As of June 30, 2008, OSG’s owned or operated fleet totaled 121 International Flag and U.S. Flag vessels compared with 107 at June 30, 2007. Fifty percent, or 60 vessels, were owned as of June 30, 2008, with the remaining vessels bareboat or time chartered in. OSG’s newbuild program of chartered-in and owned vessels totaled 35 vessels across its Crude Oil, Product and U.S. Flag lines of business. A detailed fleet list and updates on vessels under construction can be found in the Fleet section of www.osg.com.

Revenue days in the quarter ended June 30, 2008 totaled 9,648 compared with 8,704 in the same period a year earlier. The increase principally reflects the addition of 14 vessels since June 30, 2007. Revenue days by segment can be found in Spot and Fixed TCE Rates Achieved and Revenue Days, later in this press release.

Financial Profile
At June 30, 2008, stockholders’ equity approximately $1.9 billion and liquidity, including undrawn bank facilities, exceeded $1.6 billion. Total long-term debt as of June 30, 2008 was $1.2 billion, down more than $300 million from December 31, 2007. Liquidity adjusted debt to capital was 32.4% as of June 30, 2008, substantially unchanged from 32.6% as of December 31, 2007. Liquidity adjusted debt is defined as long-term debt reduced by cash and the Capital Construction Fund.

Spot and Fixed TCE Rates Achieved and Revenue Days
The following table provides a breakdown of TCE rates achieved for the three months ended June 30, 2008 and 2007 for the International Crude Oil and Product Carrier segments between spot and fixed charter rates and the related revenue days. The Company has entered into FFAs and related bunker swaps as hedges against the volatility of earnings from operating the Company’s VLCCs and Aframaxes in the spot market. These derivative instruments create synthetic time charters because their impact is to effectively lock in a level of TCE earnings. From the perspective of a vessel owner such as the Company, the results of these synthetic time charters are substantially equivalent to results from time chartering vessels in the physical market. The impact of these derivatives, which qualify for hedge accounting treatment under FAS 133, are now reported together with time charters entered in the physical market under “Fixed Earnings.” The information in these tables is based, in part, on information provided by the pools or commercial joint ventures in which the segment’s vessels participate.

	Three Months Ended Jun. 30, 2008			Three Months Ended Jun. 30, 2007
	Spot Earnings	Fixed Earnings	Total	Spot Earnings	Fixed Earnings	Total
Business Unit – Crude Oil
VLCC[1]
Average TCE Rate	$98,747	$73,832		$54,353	$ —
Number of Revenue Days	819	609	1,428	1,377	—	1,377
Suezmax
Average TCE Rate	$61,098	$ —		$ —	$ —
Number of Revenue Days	182	—	182	—	—	—
Aframax
Average TCE Rate	$55,543	$30,235		$31,797	$29,348
Number of Revenue Days	819	325	1,144	612	530	1,142
Aframax – Lightering
Average TCE Rate	$30,717	$ —		$32,764	$ —
Number of Revenue Days	656	—	656	523	—	523
Panamax[2]
Average TCE Rate	$35,625	$26,492		$34,287	$24,573
Number of Revenue Days	544	452	996	390	527	917
Other Crude Oil Revenue Days	182	—	182	182	—	182
Total Crude Oil Revenue Days	3,266	1,322	4,588	3,084	1,057	4,141
Business Unit – Refined Petroleum Products
Panamax
Average TCE Rate	$35,140	$18,625		$ —	$18,761
Number of Revenue Days	182	180	362	—	182	182
Handysize
Average TCE Rate	$25,131	$20,799		$29,785	$18,998
Number of Revenue Days	1,031	1,811	2,842	725	1,850	2,575
Total Refined Pet. Products Rev. Days	1,213	1,991	3,204	725	2,032	2,757
Business Unit – U.S. Flag
Number of Revenue Days	632	951	1,583	668	956	1,624
Other – Number of Revenue Days	—	273	273	—	182	182
Total Revenue Days	5,111	4,537	9,648	4,477	4,227	8,704

1Excludes ULCCs. The revenue days for the ULCCs are included in Other Crude Oil. 2Includes one vessel performing a bareboat charter out during the three months ended June 30, 2008.

Consolidated Statements of Operations

($) ($ in thousands, except per share amounts)	Three Months Ended		Six Months Ended
	Jun. 30, 2008	Jun. 30, 2007	Jun. 30, 2008	Jun. 30, 2007
Shipping Revenues:
Pool revenues	$244,182	$138,973	$469,182	$276,776
Time and bareboat charter revenues	90,374	90,447	182,861	175,381
Voyage charter revenues	93,668	70,577	186,857	123,124
	428,224	299,997	838,900	575,281
Operating Expenses:
Voyage expenses	42,110	25,763	76,952	41,863
Vessel expenses	77,785	68,858	150,654	129,672
Charter hire expenses	103,368	67,949	194,039	117,365
Depreciation and amortization	47,315	44,099	94,906	86,582
General and administrative	34,509	31,687	71,794	60,725
Gain on disposal of vessels	(23,686)	(5,623)	(23,691)	(5,620)
Total Operating Expenses	281,401	232,733	564,654	430,587
Income from Vessel Operations	146,823	67,264	274,246	144,694
Equity in Income of Affiliated Companies	4,048	2,885	5,377	6,269
Operating Income	150,871	70,149	279,623	150,963
Other Income/(Expense)	(46,404)	34,290	(43,435)	57,048
	104,467	104,439	236,188	208,011
Interest Expense	17,191	18,281	35,554	31,449
Income before Minority Interest and Income Taxes	87,276	86,158	200,634	176,562
Minority interest	(1,112)	—	(2,035)	—
Income before Income Taxes	86,164	86,158	198,599	176,562
(Provision)/Credit for Income Taxes	771	(7,166)	771	(12,918)
Net Income	$86,935	$78,992	$199,370	$163,644

Weighted Average Number of Common Shares Outstanding:
Basic	30,615,359	34,404,900	30,861,429	36,733,878
Diluted	30,895,367	34,622,798	31,072,727	36,895,084
Per Share Amounts:
Basic net income	$2.84	$2.30	$6.46	$4.45
Diluted net income	$2.81	$2.28	$6.42	$4.44
Cash dividends declared	$0.75	$0.5625	$1.0625	$0.8125

TCE Revenue by Segment
The following table reflects TCE revenues generated by the Company’s three reportable segments for the three and six months ended June 30, 2008 and 2007 and excludes the Company’s proportionate share of TCE revenues of affiliated companies. See Appendix 1 for reconciliations of Time Charter Equivalent Revenues to Shipping Revenues.

	Three Months Ended Jun. 30,				Six Months Ended Jun. 30,
($ in thousands)	2008	% of Total	2007	% of Total	2008	% of Total	2007	% of Total
International Flag
Crude Tankers	$254,950	66.0	$160,310	58.5	$503,810	66.1	$307,112	57.6
Product Carriers	71,597	18.6	59,223	21.6	138,004	18.1	117,121	22.0
Other	7,887	2.0	5,933	2.1	15,666	2.1	10,815	2.0
U.S.	51,680	13.4	48,768	17.8	104,468	13.7	98,370	18.4
Total TCE Revenues	$386,114	100.0	$274,234	100.0	$761,948	100.0	$533,418	100.0

INCOME FROM VESSEL OPERATIONS BY SEGMENT

The following table reflects income from vessel operations for the three and six months ended June 30, 2008 and 2007 accounted for by each reportable segment. Income from vessel operations is before general and administrative expenses, gain on disposal of vessels and the Company’s share of income from affiliated companies.

	Three Months Ended Jun. 30,				Six Months Ended Jun. 30,
($ in thousands)	2008	% of Total	2007	% of Total	2008	% of Total	2007	% of Total
International Flag
Crude Tankers	$135,345	85.9	$68,891	73.8	$271,850	84.3	$145,132	72.6
Product Carriers	15,972	10.1	13,874	14.9	31,348	9.7	30,457	15.2
Other	2,084	1.3	1,258	1.3	4,464	1.4	1,415	0.8
U.S.	4,245	2.7	9,305	10.0	14,687	4.6	22,795	11.4
Total Income from Vessel Operations	$157,646	100.0	$93,328	100.0	$322,349	100.0	$199,799	100.0

Reconciliations of income from vessel operations of the segments to income before income taxes as reported in the consolidated statements of operations follow:

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
($ in thousands)	2008	2007	2008	2007
Total income from vessel operations of all segments	$157,646	$93,328	$322,349	$199,799
General and administrative expenses	(34,509)	(31,687)	(71,794)	(60,725)
Gain on disposal of vessels	23,686	5,623	23,691	5,620
Consolidated income from vessel operations	146,823	67,264	274,246	144,694
Equity in income of affiliated companies	4,048	2,885	5,377	6,269
Other income/(expense)	(46,404)	34,290	(43,435)	57,048
Interest expense	(17,191)	(18,281)	(35,554)	(31,449)
Minority Interest	(1,112)	—	(2,035)	—
Income before federal income taxes	$86,164	$86,158	$198,599	$176,562

Consolidated Balance Sheets

($ in thousands)	Jun. 30, 2008	Dec. 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$219,524	$502,420
Voyage receivables	252,452	180,406
Other receivables, including income taxes recoverable	83,447	84,627
Inventories, prepaid expenses and other current assets	66,504	37,300
Total Current Assets	621,927	804,753
Capital Construction Fund	103,639	151,174
Vessels and other property, less accumulated depreciation	2,706,499	2,691,005
Vessels under capital leases, less accumulated amortization	2,151	24,399
Vessels held for sale	48,819	-
Deferred drydock expenditures, net	83,629	81,619
Total Vessels, Deferred Drydock and Other Property	2,841,098	2,797,023
Investments in Affiliated Companies	86,446	131,905
Intangible Assets, less accumulated amortization	110,333	114,077
Goodwill	72,463	72,463
Other Assets	154,235	87,522
Total Assets	$3,990,141	$4,158,917
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable, sundry liabilities and accrued expenses	$195,802	$178,837
Current installments of long-term debt	26,143	26,058
Current obligations under capital leases	2,102	8,406
Total Current Liabilities	224,047	213,301
Long-term Debt	1,229,654	1,506,396
Obligations under Capital Leases	30	24,938
Deferred Gain on Sale and Leaseback of Vessels	169,629	182,076
Deferred Income Taxes and Other Liabilities	341,138	281,711
Minority Interest	130,279	132,470
Stockholders’ Equity	1,895,364	1,818,025
Total Liabilities and Stockholders' Equity	$3,990,141	$4,158,917

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)	Six Months Ended Jun. 30,
	2008	2007
Cash Flows from Operating Activities:
Net income	$199,370	$163,644
Items included in net income not affecting cash flows:
Depreciation and amortization	94,906	86,582
Amortization of deferred gain on sale and leasebacks	(24,510)	(23,561)
Deferred compensation relating to restricted stock and
stock option grants	6,104	4,606
Provision for deferred income taxes	1,437	5,668
Unrealized losses on forward freight agreements and bunker swaps	29,500	2,310
Undistributed earnings of affiliated companies	379	7,717
Other – net	(3,506)	1,357
Items included in net income related to investing and financing activities:
(Gain)/loss on sale of securities – net	6	(41,285)
Gain on disposal of vessels	(23,691)	(5,620)
Payments for drydocking	(27,613)	(24,690)
Distributions from subsidiaries to minority owners	(4,168)	—
Changes in operating assets and liabilities	(156,485)	(43,379)
Net cash provided by operating activities	91,729	133,349
Cash Flows from Investing Activities:
Purchases of marketable securities	(11,311)	—
Expenditures for vessels	(252,260)	(149,991)
Withdrawals from Capital Construction Fund	49,830	106,700
Proceeds from disposal of vessels	216,884	117,548
Acquisition of Heidmar Lightering	—	(38,375)
Expenditures for other property	(7,207)	(4,848)
Investments in and advances to affiliated companies	(5,734)	(27,934)
Proceeds from disposal of investments in affiliated companies	—	194,815
Distributions from affiliated companies	19,960	—
Other – net	3	367
Net cash provided by investing activities	10,165	198,173
Cash Flows from Financing Activities:
Purchases of treasury stock	(57,551)	(427,618)
Issuance of debt, net of issuance costs	59,000	267,000
Payments on debt and obligations under capital leases	(366,875)	(17,680)
Cash dividends paid	(19,385)	(18,163)
Issuance of common stock upon exercise of stock options	398	317
Other – net	(377)	(20)
Net cash used in financing activities	(384,790)	(196,164)
Net increase/(decrease) in cash and cash equivalents	(282,896)	135,358
Cash and cash equivalents at beginning of year	502,420	606,758
Cash and cash equivalents at end of period	$219,524	$742,116

Fleet

On June 30, 2008, OSG’s fleet totaled 156 vessels, including 35 newbuilds, aggregating 15.3 million deadweight tons and 865,000 cbm of LNG carrier capacity. Adjusted for OSG’s participation interest in joint ventures and chartered-in vessels, the fleet totaled 145 vessels. See the Company’s website at www.osg.com for a detailed fleet list, which is updated on a quarterly basis upon release of earnings.

Vessel Type	Vessels Owned		Vessels Chartered-in		Total at Jun. 30, 2008
Operating Fleet	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
VLCC (including ULCC)	10	10.0	10	7.5	20	17.5	6,398,415
Suezmax	—	—	2	2.0	2	2.0	317,000
Aframax	4	4.0	15	10.0	19	14.0	2,064,675
Panamax	9	9.0	2	2.0	11	11.0	764,083
Lightering	2	2.0	2	1.0	4	3.0	346,924
International Flag Crude Tankers	25	25.0	31	22.5	56	47.5	9,891,097
Panamax Product Carriers	4	4.0	—	—	4	4.0	290,527
Handysize Product Carriers[1]	10	10.0	24	24.0	34	34.0	1,510,281
International Flag Product Carriers	14	14.0	24	24.0	38	38.0	1,800,808
Car Carrier	1	1.0	—	—	1	1.0	16,101
International Bulk Carriers	—	—	2	2.0	2	2.0	319,843
International Flag Other	1	1.0	2	2.0	3	3.0	335,944
Total Int’l Flag Operating Fleet	40	40.0	57	48.5	97	88.5	12,027,849
Handysize Product Carriers	5	5.0	4	4.0	9	9.0	414,312
Clean ATBs	8	8.0	—	—	8	8.0	226,064
Lightering:
Crude Carrier	1	1.0	—	—	1	1.0	39,948
ATBs	2	2.0	—	—	2	2.0	90,908
Total U.S. Flag Operating Fleet	16	16.0	4	4.0	20	20.0	771,232
LNG Carriers	4	2.0	—	—	4	2.0	864, 800 cbm
							12,799,081
TOTAL OPERATING FLEET	60	58.0	61	52.5	121	110.5	864,800cbm
Newbuild Fleet
International Flag
VLCC	1	1.0	—	—	1	1.0	297,000
Suezmax	—	—	2	2.0	2	2.0	312,000
Aframax	4	4.0	—	—	4	4.0	456,000
Panamax Product Carriers	6	6.0	—	—	6	6.0	441,000
Handysize Product Carriers	2	2.0	6	6.0	8	8.0	389,350
U.S. Flag
Product Carriers	—	—	8	8.0	8	8.0	374,520
Clean ATBs	3	3.0	—	—	3	3.0	111,561
Lightering ATBs	3	3.0	—	—	3	3.0	136,668
TOTAL NEWBUILD FLEET	19	19.0	16	16.0	35	35.0	2,518,099
TOTAL OPERATING AND							15,317,180
NEWBUILD FLEET	79	77.0	77	68.5	156	145.5	864,800 cbm

1Includes three owned U.S. Flag Product Carriers that trade internationally, thus associated revenue is included in the Product Carrier segment. Average

Age of International Operating Fleet

The Company believes its modern, well-maintained fleet is a significant competitive advantage in the global market. The table below reflects the average age of the Company’s owned International Flag fleet compared with the world fleet.

Vessel Class	Average Age of OSG’s Owned Fleet at 6/30/08	Average Age of OSG’s Owned Fleet at 6/30/07	Average Age of World Fleet at 6/30/08*
VLCC (including ULCC)	7.4 years	6.4 years	8.5 years
Aframax	9.0 years	8.7 years	8.7 years
Panamax**	4.8 years	4.3 years	8.6 years
Handysize	5.9 years	5.6 years	9.1 years

*Source: Clarkson database as of July 1, 2008.
**Includes Panamax tankers that trade crude oil and refined petroleum products.

Off hire, Scheduled Drydock and Double Hull Rebuilds

In addition to regular inspections by OSG personnel, all vessels are subject to periodic drydock, special survey and other scheduled maintenance. The table below sets forth actual days off hire for the second quarter of 2008 and anticipated days off hire for the above-mentioned events by class for the third and fourth quarters of 2008. OSG completed double hulling an ATB, the OSG 243, in April 2008 as detailed in the U.S. section of Recent Activities and Quarterly Events earlier in this press release.

	Actual Days Off-Hire	Projected Days Off-Hire
	Q208	Q308	Q408
Business Unit — Crude Oil
VLCC (including ULCC)	35	23	22
Suezmax	—	2	8
Aframax (including Lightering)	62	66	84
Panamax	5	7	31
Business Unit — Refined Petroleum Products
Panamax	2	—	5
Handysize	95	116	72
Business Unit — U.S. Flag
Product Carrier	117	5	72
ATB	109	110	7
Other	—	—	—
Total	425	329	301

Appendix 1 – TCE Reconciliation

Reconciliations of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
($ in thousands)	2008	2007	2008	2007
Time charter equivalent revenues	$386,114	$274,234	$761,948	$533,418
Add: Voyage Expenses	42,110	25,763	76,952	41,863
Shipping revenues	$428,224	$299,997	$838,900	$575,281

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

Appendix 2 – EBITDA Reconciliation

The following table shows reconciliations of net income, as reflected in the consolidated statements of operations, to EBITDA:

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
($ in thousands)	2008	2007	2008	2007
Net income	$86,935	$78,992	$199,370	$163,644
Provision/(credit) for income taxes	(771)	7,166	(771)	12,918
Interest expense	17,191	18,281	35,554	31,449
Depreciation and amortization	$47,315	$44,099	$94,906	86,582
EBITDA	$150,670	$148,538	$329,059	$294,593

EBITDA represents operating earnings, which is before interest expense and income taxes, plus other income and depreciation and amortization expense. EBITDA is presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA should not be considered a substitute for net income or cash flow from operating activities prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. While EBITDA is frequently used as a measure of operating results and performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Appendix 3 – Capital Expenditures

The following table presents information with respect to OSG’s capital expenditures for the three and six months ended June 30, 2008 and 2007:

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
($ in thousands)	2008	2007	2008	2007
Expenditures for vessels	$107,818	$92,318	$252,260	$149,991
Investments in and advances to affiliated companies	4,551	2,065	5,734	27,934
Payments for drydockings	11,555	16,852	27,613	24,690
	$123,924	$111,235	$285,607	202,615

Appendix 4 –Third Quarter 2008 TCE Rates

The Company has achieved the following average estimated TCE rates for the third quarter of 2008 for the percentage of days booked for vessels operating through July 18, 2008. The information is based, in part, on information provided by the pools or commercial joint ventures in which the vessels participate. All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs. In addition, information presented for VLCCs and Aframaxes as fixed includes management’s expectations with respect to the synthetic time charters entered into by the Company. The actual average TCE rates achieved for these synthetic time charters may differ, possibly substantially, from the expected rates shown in the table below.

		Third Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rates	Fixed as of 7/18/08	Open as of 7/18/08	Total	% Days Booked
Business Unit – Crude Oil
VLCC – Spot	$143,500	483	541	1,024	47%
VLCC – Fixed	$55,500	450	—	450	100%
Suezmax – Spot	$69,500	76	106	182	42%
Aframax – Spot	$54,000	316	562	878	36%
Aframax – Fixed	$33,000	275	—	275	100%
Aframax Lightering – Spot	$38,500	192	417	609	32%
Panamax – Spot	$41,000	128	417	545	23%
Panamax – Time	$28,000	460	—	460	100%
Business Unit – Refined Petroleum Products
Panamax – Spot	$41,000	43	141	184	23%
Panamax – Time	$19,000	184	—	184	100%
Handysize – Spot	$31,500	427	574	1,001	43%
Handysize – Time	$19,500	1,943	—	1,943	100%
Business Unit – U.S. Flag
Product Carrier – Spot	$37,500	58	29	87	67%
Product Carrier – Time	$39,500	656	—	656	100%
ATB – Spot	$36,000	58	262	320	18%
ATB – Time	$29,500	368	—	368	100%

Appendix 5 – Fourth Quarter 2008, 2009 and 2010 Fixed TCE Rates

The following table shows average estimated TCE rates and associated days booked as of July 18, 2008 for the fourth quarter of 2008. Rates and revenue days for VLCCs and Aframaxes include management’s expectations with respect to the synthetic time charters entered into by the Company. The actual TCE rates achieved for these synthetic time charters may differ, possibly substantially, from the expected rates shown in the table below.

Fixed Rates and Revenue Days as of 7/18/08
Business Unit – Crude Oil
VLCC
Average Synthetic TCE Rate	$69,836
Number of Revenue Days	539
Suezmax
Average TCE Rate	—
Number of Revenue Days	—
Aframax
Average TCE Rate	$30,000
Number of Revenue Days	275
Panamax
Average TCE Rate	$28,000
Number of Revenue Days	415
Business Unit – Refined Petroleum Products
Panamax
Average TCE Rate	$19,000
Number of Revenue Days	184
Handysize
Average TCE Rate	$18,500
Number of Revenue Days	1,454
Business Unit – U.S. Flag
Product Carrier
Average TCE Rate	$40,500
Number of Revenue Days	644
ATB
Average TCE Rate	$31,000
Number of Revenue Days	229

The following table provides management’s expectations with respect to the estimated synthetic TCE rates to be achieved and the related revenue days for periods beyond 2008 when those derivative positions that qualify as cash flow hedges for accounting purposes will affect the Company’s earnings:

	Year Ending Dec. 31, 2009	Year Ending Dec. 31, 2010[1]
VLCC
Average Estimated TCE Rate	$62,567	$61,240
Number of Revenue Days	3,173	276

1 The revenue days relate to the first quarter of 2010.

# # #

Earnings Conference Call Information

OSG has scheduled a conference call for Wednesday July 30, 2008 at 11:00 a.m. ET. Call-in information is (800) 762-8779 (domestic) and (480) 248-5081 (international). The conference call and supporting presentation can also be accessed by webcast, which will be available at www.osg.com in the Investor Relations Webcasts and Presentations section. Additionally, a replay of the call will be available by telephone until August 5, 2008; the number for the replay is (800) 406-7325 (domestic) and (303) 590-3030 (international). The passcode for the replay is 3889005.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Forward-Looking Statements

This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker and articulated tug barge markets, changing oil trading patterns, anticipated levels of newbuilding and scrapping, prospects for certain strategic alliances and investments, prospects for the growth of the OSG Gas transport business, estimated TCE rates achieved for the third quarter of 2008, estimated TCE rates and synthetic time charter rates for the fourth quarter of 2008 and estimated synthetic time charter rates for the year ending December 31, 2009 and the first quarter of 2010, projected drydock and repair schedule, timely delivery of newbuildings and prospects of OSG’s strategy of being a market leader in the segments in which it competes. Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company’s Annual Report for 2007 on Form 10-K.

Contact Information

For more information contact: Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1634 or jschlueter@osg.com.